FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.NAME AND ADDRESS OF REPORTING PERSON    2.ISSUER NAME AND TICKER OR TRADING
  Ziroli, Clement                           SYMBOL OR SOCIAL SECURITY NUMBER
  3230 Fallow Field Drive                   First Mortgage Corporation (FMOR)
  Diamond Bar, CA 91765

3.IRS OR SOCIAL SECURITY NUMBER OF        4.STATEMENT FOR MONTH/YEAR
  REPORTING PERSON (VOLUNTARY)              September 1996
  n/a

5.IF AMENDMENT, DATE OF ORIGINAL          6.RELATIONSHIP OF REPORTING PERSON
  (MONTH/YEAR)                              PERSON TO ISSUER (CHECK ALL
  n/a                                       APPLICABLE)
                                            Officer, Director,
                                            Chairman of the Board,
                                            Chief Executive Officer

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED.

n/a

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.TITLE 2.CON- 3.TRANS- 4.TRANS- 4.TRANS- 5.NUMBER 5.NUMBER 6.DATE   6.EXPIR- 7.TITLE  7.AMOUNT 8.PRICE  9.NUMBER 10.OW- 11.NA-
  OF      VER-   ACTION   ACTION   ACTION   OF       OF       EXER-    ATION    OF       OF       OF       OF        NER-   TURE
  DE-     SION   DATE     CODE     CODE     DERIV-   DERIV-   CIS-     DATE     UNDER-   UNDER-   DERIV-   DERIV-    SHIP   OF
  RIVA-   OR     (MONTH/  (INS-    (INS-    ATIVE    ATIVE    ABLE     (MONTH/  LYING    LYING    ATIVE    ATIVE     FORM   IN-
  TIVE    EXER-  DAY/     TR 8)    TR 8)    SEC-     SEC-     (MONTH/  DAY/     SECUR-   SECUR-   SECUR-   SECUR-    OF     DIR-
  SEC-    CISE   YEAR)                      URI-     URI-     DAY/     YEAR)    ITIES    ITIES    ITY      ITIES     DE-    ECT
  URITY   PRICE                             TIES     TIES     YEAR)             (INS-    (INSTR.  (INSTR.  BENE-     RIV-   BE-
  (INS-   OF                                AC-      DIS-                       TR 3,    3, AND   5)       FI-       A-     NE-
  TR 3)   DE-                               QUIRED   POSED                      AND 4)   4)                CIALLY    TIVE   FI-
          RIV-                              (A)      OF (D)                                                OWNED     SE-    CIAL
          ATIVE                             (INS-.   (INS-                                                 AT END    CUR-   OWN-
          SE-                               TR 3,4   TR 3,4                                                OF        ITY:   ER
          CUR-                              AND 5)   AND 5)                                                MONTH     DI-    SHIP
          ITY                                                                                              (INS-     RECT   (INS-
                                                                                                           TR 4)     (D)    TR 4)
                                                                                                                     OR
                                                                                                                     IN-
                                                                                                                     DI-
                                                                                                                     RECT
                                                                                                                     (INS-
                                                                                                                     TR 4)

                                                                       EXPIR-            AMOUNT
                                                              EXER-    ATION             OR NUMBER
                          CODE     V        (A)      (D)      CISABLE  DATE     TITLE    OF SHARES
  Employee
  Stock
  Option
  (Right                                                                        Common
  to Buy)  $4.75 7/31/96  A        V        11,000   n/a      1/31/97  7/31/01  Stock    11,000   n/a      64,500    D      n/a